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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 11, 2002 (April 7, 2002)
Date of Report (Date of earliest event reported)

AVAX TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29222 (Commission File Number)	13-3575874 (IRS Employer Identification Number)

9200 Indian Creek Parkway
Suite 200
Overland Park, KS 66210
(Address of principal executive offices)

(913) 693-8491
(Registrant's telephone number, including area code)

Item 5. Other Events

        As reported in the Company's Annual Report on Form 10-KSB, filed with the SEC on April 1, 2002, the Company has had various disagreements with Professors Salzmann and Klatzmann and has been in negotiations with Professors Salzmann and Klatzmann to resolve those disputes. The Company has reached a non-binding agreement in principle, which contemplates (1) the cancellation of all agreements relating to the Genopoietic acquisition, including the consulting agreements with Professors Salzmann and Klatzmann and the Research Funding Agreement, (2) the transfer of all AVAX common stock and rights and options to acquire AVAX common stock by Professors Salzmann and Klatzmann back to the Company (other than approximately 60,000 shares presently held by them), and (3) the transfer by AVAX back to Professors Salzmann and Klatzmann of certain technologies that the Company is not presently pursuing, including the TK suicide gene and the autologous chondrocytes technologies.

        In conjunction with the agreement in principle, Professor Salzmann has resigned from the AVAX Board of Directors.

        On Tuesday, April 2, 2002, The Kansas City Star reported that the Company has sued Jean-Loup Salzmann and David R. Klatzmann over the terms of their stock and consulting agreements with the Company. When the negotiations with Professors Salzmann and Klatzmann stalled in mid-March, the Company filed a lawsuit in federal court in Kansas City as a defensive measure in case those negotiations failed. When the negotiations resumed, the lawsuit was dismissed by the Company on March 28, 2002, without prejudice.

        There can be no assurance that a final binding agreement will be reached, that if an agreement is reached it will have the terms described above, or that the litigation described above will not be refiled by the Company. The Company does not intend to provide further updates on the negotiations with Professors Salzmann and Klatzmann unless or until a final agreement is reached.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAX TECHNOLOGIES, INC.
Date: April 11, 2002
	By:	/s/ DAVID L. TOUSLEY
	Name:	David L. Tousley
	Title:	Chief Operating Offier and Chief Financial Officer

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  Item 5. Other Events
SIGNATURES